Exhibit 4.1

ATLANTIC POWER CORPORATION

AND

COMPUTERSHARE TRUST COMPANY OF CANADA

SIXTH SUPPLEMENTAL INDENTURE

TO TRUST INDENTURE DATED DECEMBER 17, 2009

MARCH 22, 2013

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2
1.1	Interpretation	2
1.2	Headings Etc.	2
1.3	Applicable Law	2
1.4	Monetary References	3
1.5	Invalidity/Severability	3
1.6	Time of Essence	3
1.7	Language	3
1.8	Successors and Assigns	3
1.9	Benefits of Supplemental Indenture	3
ARTICLE 2 SUPPLEMENT TO SECOND SUPPLEMENTAL INDENTURE		3
2.1	Supplement	3
ARTICLE 3 CONFIRMATION OF ORIGINAL INDENTURE		5
3.1	Confirmation of Original Indenture	5
ARTICLE 4 ACCEPTANCE OF TRUST BY CANADIAN TRUSTEE		5
4.1	Acceptance of Trust	5
ARTICLE 5 EXECUTION AND FORMAL DATE		5
5.1	Execution	5
5.2	Formal Date	5
ARTICLE 6 MISCELLANEOUS		5
6.1	The Canadian Trustee	5
6.2	Representations of the Company	6

i

ATLANTIC POWER CORPORATION

SIXTH SUPPLEMENTAL INDENTURE

This Sixth Supplemental Indenture is made as of the 22th day of March, 2013.

B E T W E E N:

ATLANTIC POWER CORPORATION, a corporation continued under the laws of the Province of British Columbia

(the “Company”)

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company authorized to carry on business in all of the provinces and territories of Canada

(the “Canadian Trustee”)

WHEREAS:

A.                                    By a trust indenture made as of December 17, 2009 between the Company and the Canadian Trustee (the “Original Indenture”), provision was made for the issuance of  debentures in one or more series, unlimited as to aggregate principal amount but issuable only upon and subject to the conditions and limitations therein set forth;

B.                                    The Company and the Canadian Trustee entered into a second supplemental indenture (the “Second Supplemental Indenture” and, together with the Original Indenture, the “Trust Indenture”) dated as of July 5, 2012, pursuant to which the Company issued US$130 million 5.75% Series C Convertible Unsecured Subordinated Debentures due June 30, 2019 (the “Series C Debentures”);

C.                                    The Second Supplemental Indenture provides for certain adjustments to be made to the conversion price of the Series C Debentures in the event of the occurrence of an issuer bid made by the Company or any of its Subsidiaries for all or any portion of Common Shares (each a “Conversion Price Adjustment”);

D.                                    The Conversion Price Adjustment as set out in the Second Supplemental Indenture contains an error necessitating a correction thereto;

E.                                     Section 16.1 of the Original Indenture provides that, among other things, the Company and the Canadian Trustee may, without the consent of the holders of Debentures, make any changes or corrections to the Second Supplemental Indenture for the purpose of curing or correcting any ambiguity or defective or inconsistent provisions or clerical omissions or mistakes or manifest errors contained therein subject to the provisions of Section 16.1 of the Original Indenture;

F.                                      The parties hereto are desirous of supplementing and amending the Second Supplemental Indenture in accordance with the terms hereof;

G.                                    This Supplemental Indenture is being entered into by the parties hereto pursuant to Section 16.1 of the Original Indenture for the purpose of correcting the error contained in Section 2.1(f)(i) of the Second Supplemental Indenture;

H.                                   This Supplemental Indenture is hereinafter sometimes referred to as the “Sixth Supplemental Indenture”; and

I.                                        The foregoing recitals are made as representations and statements of fact by the Company and not by the Canadian Trustee.

NOW THEREFORE it is hereby covenanted, agreed and declared as follows:

ARTICLE 1
INTERPRETATION

1.1                               Interpretation

This Sixth Supplemental Indenture is supplemental to the Trust Indenture and shall be read in conjunction therewith.  Except only insofar as the Trust Indenture may be inconsistent with the express provisions of this Sixth Supplemental Indenture, in which case the terms of this Sixth Supplemental Indenture shall govern and supersede those contained in the Trust Indenture only to the extent of such inconsistency, this Sixth Supplemental Indenture shall henceforth have effect so far as practicable as if all the provisions of the Trust Indenture and this Sixth Supplemental Indenture were contained in one instrument.  The expressions used in this Sixth Supplemental Indenture that are defined in the Trust Indenture shall, except as otherwise provided herein, have the respective meanings ascribed to them in the Original Indenture or the Second Supplemental Indenture, as the case may be, and the interpretation provisions of Section 1.3 of the Original Indenture shall apply to the Sixth Supplemental Indenture mutatis mutandis.  Unless otherwise stated, any reference in this Sixth Supplemental Indenture to an Article, Section or Schedule shall be interpreted as a reference to the stated Article, Section of or Schedule to, this Sixth Supplemental Indenture.

1.2                               Headings Etc.

The division of this Sixth Supplemental Indenture into Articles and Sections, the provision of a Table of Contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Sixth Supplemental Indenture.

1.3                               Applicable Law

This Sixth Supplemental Indenture shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as Ontario contracts.  The Company hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

1.4                               Monetary References

Whenever any amounts of money are referred to herein, such amounts shall be deemed to be in lawful money of the United States unless otherwise expressed.

1.5                               Invalidity/Severability

In case any provision in this Supplemental Indenture shall be invalid, illegal, prohibited or unenforceable, such provision shall be deemed to be severed herefrom or therefrom and shall be ineffective only to the extent of such prohibition or unenforceability.  The validity, legality and enforceability of the remaining provisions shall not in any way be affected, prejudiced or impaired thereby.

1.6                               Time of Essence

Time shall be of the essence of this Supplemental Indenture.

1.7                               Language

Each of the parties hereto hereby acknowledges that it has consented to and requested that this Supplemental Indenture and all documents relating thereto, be drawn up in the English language only.

Les parties aux présents reconnaissent avoir accepté et demandé que le présent acte de fiducie et tous les documents s’y rapportant, soient rédigés en langue anglaise seulement.

1.8                               Successors and Assigns

All covenants and agreements in this Supplemental Indenture by the Company shall bind its respective successors and assigns, whether expressed or not. All covenants and agreements in this Supplemental Indenture by the Canadian Trustee shall bind its successors, whether expressed or not.

1.9                               Benefits of Supplemental Indenture

Nothing in this Sixth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any paying agent, the holders of Debentures, the Senior Creditors (to the extent provided in Article 5 of the Original Indenture only), and (to the extent provided in Section 8.11 of the Original Indenture) the holders of Common Shares, any benefit or any legal or equitable right, remedy or claim under this Sixth Supplemental Indenture.

ARTICLE 2
SUPPLEMENT TO SECOND SUPPLEMENTAL INDENTURE

2.1                               Supplement

The Second Supplemental Indenture is hereby supplemented and amended by deleting Section 2.1(f)(i) of the Second Supplemental Indenture in its entirety and replacing it with the following:

“(i)                               If any issuer bid (other than a normal course issuer bid made through the facilities of the TSX or the NYSE) made by the Company or any of its Subsidiaries for all or any portion of Common Shares shall expire, then, if the issuer bid shall require the payment to shareholders of consideration per Common Share having a fair market value (determined as provided below) that exceeds the Current Market Price per Common Share on the last date (the “Expiration Date”) tenders could have been made pursuant to such issuer bid (as it may be amended) (the last time at which such tenders could have been made on the Expiration Date is hereinafter sometimes called the “Expiration Time”), the Conversion Price in respect of the Series C Debentures shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately preceding the close of business on the Expiration Date by a fraction of which (A) the denominator shall be the sum of (I) the fair market value of the aggregate consideration (the fair market value as determined by the Directors, subject to TSX or NYSE approval, if applicable, which determination shall be conclusive) payable to shareholders based on the acceptance (up to any maximum specified in the terms of the issuer bid) of all Common Shares validly tendered and not withdrawn as of the Expiration Time (the Common Shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Common Shares”), and (II) the product of the number of Common Shares outstanding (less any Purchased Common Shares and excluding any Common Shares held in the treasury of the Company) at the Expiration Time and the Current Market Price per Common Share on the Expiration Date; and (B) the numerator of which shall be the product of the number of Common Shares outstanding (including Purchased Common Shares but excluding any Common Shares held in the treasury of the Company) at the Expiration Time multiplied by the Current Market Price per Common Share on the Expiration Date, such adjustment to be effective immediately preceding the opening of business on the day following the Expiration Date.  In the event that the Company is obligated to purchase Common Shares pursuant to any such issuer bid, but the Company is permanently prevented by applicable law from effecting any or all such purchases or any or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would have been in effect based upon the number of Common Shares actually purchased, if any.

For purposes of this Section 2.1(f), the term “issuer bid” shall mean an issuer bid (other than an issuer bid which is exempt from the requirements of Part 2 of MI 62-104) under Applicable Securities Legislation or a take-over bid (other than a take-over bid which is exempt from the requirements of Part 2 of MI 62-104) under Applicable Securities Legislation by a Subsidiary of the Company for the Common Shares and all references to “purchases” of Common Shares in issuer bids (and all similar references) shall mean and include the purchase of Common Shares in issuer bids and all references to “tendered Common Shares” (and all similar references) shall mean and include Common Shares tendered in issuer bids.”.

ARTICLE 3
CONFIRMATION OF ORIGINAL INDENTURE

3.1                               Confirmation of Original Indenture

The Original Indenture, as supplemented by a first supplemental indenture dated as of October 20, 2010 between the Company and the Canadian Trustee, as further supplemented by the Second Supplemental Indenture, as further supplemented by a third supplemental indenture dated as of August 17, 2012 between the Company and the Canadian Trustee, as further supplemented by a fourth supplemental indenture dated as of November 29, 2012 between the Company, the Canadian Trustee and Computershare Trust Company, N.A. (the “U.S. Trustee”), as further supplemented by a fifth supplemental indenture dated as of December 10, 2012 between the Company, the Canadian Trustee and the U.S. Trustee, and as further supplemented by this Sixth Supplemental Indenture shall be and continue in full force and effect and is hereby confirmed.

ARTICLE 4
ACCEPTANCE OF TRUST BY CANADIAN TRUSTEE

4.1                               Acceptance of Trust

The Canadian Trustee hereby accepts the trusts in this Supplemental Indenture and in the Trust Indenture declared and provided for and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Debentureholders, subject to all the terms and conditions herein set forth.

ARTICLE 5
EXECUTION AND FORMAL DATE

5.1                               Execution

This Sixth Supplemental Indenture may be simultaneously executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

5.2                               Formal Date

For the purpose of convenience this Sixth Supplemental Indenture may be referred to as bearing the formal date of March 22, 2013 irrespective of the actual date of execution hereof.

ARTICLE 6
MISCELLANEOUS

6.1                               The Canadian Trustee

The Canadian Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Sixth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

6.2                               Representations of the Company

The Company represents and warrants to the Canadian Trustee that it has full authority to enter into this Sixth Supplemental Indenture upon the terms and conditions hereof and that the individual executing this Sixth Supplemental Indenture on its behalf has the requisite authority to bind the Company to this Sixth Supplemental Indenture, and that this Sixth Supplemental Indenture constitutes a binding obligation of the Company enforceable in accordance with its terms, subject to exceptions as to applicable bankruptcy, insolvency and similar laws and the availability of equitable remedies.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF the parties hereto have executed this Sixth Supplemental Indenture by the hands of their proper officers.

ATLANTIC POWER CORPORATION

By:	/s/ Barry E. Welch
	Name:	Barry E. Welch
	Title:	President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY OF CANADA

By:	/s/ Soheil Kafai
	Name:	Soheil Kafai
	Title:	Corporate Trust Officer

By:	/s/ Charles Cuschieri
	Name:	Charles Cuschieri
	Title:	Associate Trust Officer

Sixth Supplemental Indenture